Exhibit 10.13

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into this        day of January, 2007, by and between Compagnie Général de Géophysique, a société anonyme organized under the laws of the Republic of France (the “Company”), and Thierry Pilenko, an individual currently resident in Houston, Texas (“Consultant”), effective as provided below.

W I T N E S S E T H:

WHEREAS, Consultant is currently employed as the Chairman & Chief Executive Officer of Veritas DGC Inc., a Delaware corporation (“Veritas”);

WHEREAS, on September 4, 2006, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) by and among the Company, Veritas, and certain of the Company’s affiliates, pursuant to which the Company agreed to acquire Veritas; and

WHEREAS, subject to and conditioned upon the occurrence of the Closing (as defined in the Merger Agreement), the Company desires to benefit from the experience and ability of Consultant arising from his prior position as Chairman & Chief Executive Officer of Veritas by engaging Consultant to serve as a consultant to the Company and Consultant is willing to serve as a consultant to the Company upon the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and undertakings contained in this Agreement, but subject to and conditioned upon the occurrence of the Closing under the Merger Agreement, the Company and Consultant hereby agree as follows:

1.             Consulting.  Effective upon the occurrence of the Closing (the date of such occurrence the “Effective Date”) there shall be created pursuant to this Agreement an independent contractor relationship between the Company and Consultant whereby Consultant shall supply consulting services to the Company in accordance with and subject to the terms and conditions set forth in this Agreement.

2.             Term.  The term of this Agreement shall begin on the Effective Date and shall continue through June 30, 2007, unless earlier terminated pursuant to Section 8 hereof.  By mutual agreement reached on or before April 30, 2007, the parties may renew this Agreement for an additional term of such duration as may be agreed to by the parties.

3.             Services.  During the term of this Agreement, Consultant shall, during the Company’s normal business hours and upon reasonable notice, make himself available to perform such consulting and advisory services as are reasonably requested by the Company and are reasonably consistent with Consultant’s experience, background and former position with the Company, as assigned from time to time by the chief executive officer of the Company or his designee.  Consultant acknowledges and agrees that with reasonable notice he shall make himself available for such consulting and advisory services.  In providing such consulting and advisory services, Consultant shall endeavor to do so in a professional, diligent and workmanlike manner, providing the

Company, its affiliates, and management with the benefits of his informed and professional judgment.  Consultant agrees to attend such meetings as the Company may reasonably request for proper communication of his advice and consultation.  Consultant shall coordinate the furnishing of his services pursuant to this Agreement with representatives of the Company in order that such services can be provided in such a way as to generally conform to the business schedules of the Company, but the method of performance, time of performance, place of performance, hours utilized in such performance, and other details of the manner of performance of Consultant’s services hereunder shall be within the sole control of Consultant.  While retained as a consultant by the Company, Consultant shall have the right to devote his business day and working efforts to other business, professional, public service, or community pursuits as do not materially interfere (as determined by mutual agreement of the Company and Consultant) with the rendering of consulting services by Consultant hereunder.

4.             Compensation and Reimbursement.

(a)           As compensation to Consultant for his services under this Agreement, the Company shall pay to Consultant during the term of this Agreement a weekly consulting fee (the “Weekly Consulting Fee”) in the amount of $20,000 (twenty thousand) U.S. Dollars per week, payable on the last day of each calendar month.

(b)           The Company shall reimburse Consultant for all reasonable out-of-pocket expenses that are actually incurred by Consultant in performance of his duties under this Agreement, including, but not limited to, transportation, hotel accommodations and such other expenses as might be incurred by a senior executive of the Company in furtherance of Company business.  On or before the 15th day of the month following each month of the term when reimbursable expenses are incurred, Consultant shall submit to the Company a monthly statement setting forth the reimbursable expenses incurred for the prior month.  With such statements, Consultant shall furnish all records, receipts and other evidence in support of Consultant’s reimbursable expense statement as may be requested by the Company according to its policy in effect for employee expense reports.  Upon receipt of the expense statements, the Company shall promptly reimburse Consultant for his expenses.

(c)           Compensation and/or fees payable under this Section 4 shall be separate and apart from, and shall not reduce or otherwise offset any amounts payable to Consultant for services performed in his capacity as a non-employee director of the Company.  Notwithstanding the foregoing, the Company shall provide Consultant with the benefit of the Company’s standard directors and officers insurance policy held by the Company during the term of Consultant’s non-employee directorship with the Company and shall, after Consultant is appointed as a non-employee director of the Company and at the request of the Consultant, enter into a directors’ indemnification agreement with Consultant on the Company’s standard terms.

(d)           Consultant shall pay all social security, federal income taxes, unemployment insurance, worker’s compensation insurance, pensions, annuities or other liabilities or taxes incurred by or on behalf or for the benefit of Consultant arising out of the performance by Consultant of his obligations under this Agreement.

5.             Confidential Information.  Consultant hereby agrees that notwithstanding any other provision of this Agreement, he will not at any time make any unauthorized disclosure of any confidential business information or trade secrets of the Company or any of its affiliates (which Consultant acknowledges are valuable and unique assets of the Company used in its business to obtain a competitive advantage over the Company’s competitors who do not know or use this information), or make any unauthorized use thereof; provided, however, this restriction shall not apply to any information that has entered the public domain (other than by the Consultant’s own acts or omissions).  The obligations of Consultant set forth in this Section 5 shall apply during the term of this Agreement and shall survive termination of this Agreement and/or the termination of Consultant’s services under this Agreement regardless of the reason for such termination for a period of one year following such termination.  For purposes of this Section 5, the Company shall be construed to include any parent, subsidiary, or other affiliate of the Company.

6.             Publishing Statements.  Consultant shall refrain during the term of this Agreement from publishing any oral or written statements about the Company or any of its subsidiaries or affiliates that are slanderous, libelous, or defamatory.  A violation or threatened violation of this prohibition may be enjoined by the courts.  The rights afforded the Company and its subsidiaries and affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

7.             Capacity and Benefits.  At all times while serving under this Agreement, Consultant shall be an independent contractor and not a common-law employee.  As a result, Consultant, in his capacity as a consultant, shall not, during the term of this Agreement, be entitled to participate in the Company’s or its affiliates’ benefit plans and programs for their employees except for (a) post-employment benefits, if any, explicitly provided for in the Employment Agreement between Veritas and Consultant dated effective as of January 26, 2004, as amended, and (b) equity-based compensation plans or arrangements in which consultants of the Company are eligible to participate.  Nothing in this Agreement shall, during Consultant’s tenure as a non-employee director of the Company, be construed to limit in any way Consultant’s eligibility, if any, to participate in the Company’s or its affiliates benefit plans and programs in which non-employee directors are eligible to participate.  Further, Consultant, when acting in any capacity other than in his capacity as a non-employee director of the Company, will in no way be considered to be an agent, employee, or servant of the Company or any of its affiliates.  Consultant, when acting in any capacity other than in his capacity as a non-employee director of the Company, shall have no authority to bind the Company or any of its affiliates in any capacity for any purpose.  It is not the purpose or intention of this Agreement or the parties to create, and the same shall not be construed as creating, any partnership, partnership relation, joint venture, agency, or employment relationship.

8.             Termination.  This Agreement shall automatically terminate upon (1) the death of Consultant, or (2) expiration of the term without a prior written extension mutually agreed to in writing by the parties., or (3) at any time by either party prior to the expiration of the term with a two weeks notice .

9.             Notices.  For purposes of this Agreement, notice, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand at, or by sending the same by prepaid first class mail (airmail if to an address outside the country of posting) to, the following addresses:

If to Consultant:

Thierry Pilenko

11543 Noblewood Crest Ln

Houston,TX 77082

If to the Company:

Compagnie Général de Géophysique

Tour Maine Montparnasse

33 avenue du Maine

B.P. 191

75755 Paris CEDEX 15

Attn: Thierry Le Roux

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.          Dispute Resolution.  The Company and Consultant agree to submit to final and binding arbitration any and all disputes or disagreements concerning the interpretation or application of this Agreement.  Any such dispute or disagreement will be resolved by arbitration before a single arbitrator in accordance with the Arbitration Rules of the American Arbitration Association (the “AAA Rules”).  Arbitration will take place in [Houston, Texas], unless the parties mutually agree to a different location.  The arbitrator shall be chosen in accordance with the AAA Rules.  The arbitrator shall be bound to apply the provisions of applicable substantive law and the Federal Rules of Evidence to any dispute under this Agreement; provided, however, that punitive, liquidated or indirect damages shall not be awarded by the arbitrator.  The arbitrator shall have the power to decide the claim upon motion of the parties, without necessity of an oral arbitration hearing, if the parties agree in writing to waive such hearing if either party submits a motion requesting a hearing on documents only.  The arbitrator shall render a written reasoned opinion.  Consultant and the Company agree that the decision of the arbitrator will be final and binding on both parties.  Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrator.  In the event the arbitration is decided in whole or in part in favor of Consultant, the Company will reimburse Consultant for his reasonable costs and expenses of the arbitration (including reasonable attorneys’ fees).  Regardless of the outcome of any arbitration, the Company will pay all fees and expenses of the arbitrator and all of Company’s costs of such arbitration.

11.          Successor Obligations and Assignment.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.  Consultant cannot assign any rights accruing to him under this Agreement.

12.          Amendment.  This Agreement may not be modified except by an agreement in writing executed by both the Company and Consultant.

13.          Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws.

14.          Validity.  In the event that any portion or provision of this Agreement is found to be invalid or unenforceable, the other portions or provisions hereof shall not be affected thereby.

15.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

16.          Effect of Agreement.  The terms of this Agreement shall supersede any obligations and rights of the Company and its affiliates, on the one hand, and Consultant, on the other hand, respecting consulting services, and compensation and benefits in respect of such services on or after the Effective Date.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall be null and void and of no force or effect if the Closing under the Merger Agreement does not occur.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPAGNIE GENERAL DE GEOPHYSIQUE

By:
Name:
Title:

CONSULTANT

THIERRY PILENKO